Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746

The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports Third Quarter 2015 Financial Results

LAKE MARY, FL, November 3, 2015 – FARO Technologies, Inc. (NASDAQ: FARO) today announced its financial results for the third quarter ended September 26, 2015.

The Company’s third quarter 2015 sales at $72.5 million decreased 11.8% from $82.2 million in the third quarter of 2014. Adjusted for $6.4 million of unfavorable foreign exchange impacts, sales were 4% lower than the prior year period.

Gross margin for the quarter was 48.1%, compared with 56.0% in the prior year period. Based upon the planned timing of new product introductions and in light of lower-than-anticipated 2015 sales, the inventory reserve was increased by $7.9 million in the quarter. Excluding this adjustment, gross margin was 59.0%, benefitting from continuing strong sales momentum of the Laser Line Probe HD and a more favorable product mix.

Operating income for the quarter was a loss of $0.9 million, compared with income of $9.0 million in the prior year period, reflecting lower sales and an increase in the inventory reserve offset by certain expense reductions. In the third quarter of 2015, the Company continued its commitment to new, disruptive product development by investing $5.8 million, or 8.0% of sales, in research and development spending.

Net income was a loss of $0.9 million, or a loss of $0.05 per share, in the third quarter of 2015 compared with income of $11.2 million, or $0.64 per share, in the prior year period. In the third quarter of 2014, excluding a discrete tax benefit of $4.5 million, net income was $6.7 million, or $0.38 per share.

The Board of Directors has authorized an increase in the existing share repurchase program from $30 million to $50 million of FARO common stock. The Company plans to repurchase shares opportunistically, subject to trading restrictions and other legal requirements.

“Third quarter sales primarily reflect continued unfavorable foreign currency translation, slow-down of capital spending around the world, particularly in China and Japan, and macro-economic turmoil in Brazil,” stated Jay Freeland, FARO’s President and CEO. “A number of our vertical markets experienced a slow-down late in the third quarter, especially the Architecture, Engineering and Construction vertical challenging our closure rate of Focus Laser Scanner sales. In response to weaker customer capital spending, we are re-aligning our cost structure immediately by reducing our global work force by approximately 8% and implementing further cost reduction initiatives, without inhibiting our long-term growth strategy.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s long-term growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “expects,” “continues,” “may,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
SALES
Product	$57,803	$67,581	$182,284	$194,785
Service	14,704	14,658	43,937	42,888

Total sales	72,507	82,239	226,221	237,673

COST OF SALES
Product	28,943	26,640	80,652	78,185
Service	8,693	9,558	26,541	27,847

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	37,636	36,198	107,193	106,032

GROSS PROFIT	34,871	46,041	119,028	131,641

OPERATING EXPENSES
Selling and marketing	18,944	19,059	58,112	56,207
General and administrative	8,239	8,832	27,106	26,112
Depreciation and amortization	2,790	1,805	8,022	5,520
Research and development	5,820	7,352	19,430	19,440

Total operating expenses	35,793	37,048	112,670	107,279

(LOSS) INCOME FROM OPERATIONS	(922)	8,993	6,358	24,362

OTHER (INCOME) EXPENSE
Interest expense (income), net	7	(23)	(36)	(61)
Other expense (income), net	131	(89)	1,521	(78)

(LOSS) INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	(1,060)	9,105	4,873	24,501

INCOME TAX (BENEFIT) EXPENSE	(176)	(2,118)	945	1,974

NET (LOSS) INCOME	$(884)	$11,223	$3,928	$22,527

NET (LOSS) INCOME PER SHARE - BASIC	$(0.05)	$0.65	$0.23	$1.31

NET (LOSS) INCOME PER SHARE - DILUTED	$(0.05)	$0.64	$0.22	$1.29

Weighted average shares - Basic	17,395,824	17,258,029	17,372,562	17,233,879

Weighted average shares - Diluted	17,395,824	17,410,391	17,496,190	17,396,788

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 26, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$95,975	$109,289
Short-term investments	64,984	64,995
Accounts receivable, net	63,811	83,959
Inventories, net	55,110	43,094
Deferred income taxes, net	5,508	5,936
Prepaid expenses and other current assets	21,997	17,021

Total current assets	307,385	324,294

Property and equipment:
Machinery and equipment	50,493	45,254
Furniture and fixtures	5,921	6,156
Leasehold improvements	19,537	19,676

Property and equipment at cost	75,951	71,086
Less: accumulated depreciation and amortization	(42,215)	(41,741)

Property and equipment, net	33,736	29,345

Goodwill	26,600	19,205
Intangible assets, net	16,171	9,109
Service and demonstration inventory, net	32,666	36,886
Deferred income taxes, net	6,498	6,624

Total assets	$423,056	$425,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,473	$15,437
Accrued liabilities	21,230	26,127
Current portion of unearned service revenues	23,771	23,572
Customer deposits	1,517	2,046

Total current liabilities	58,991	67,182
Unearned service revenues - less current portion	13,176	13,799
Deferred income tax liability	1,942	—
Other long-term liabilities	2,858	628

Total liabilities	76,967	81,609

Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,077,594 and 17,997,665 issued; 17,397,359 and 17,317,430 outstanding, respectively	18	18
Additional paid-in capital	206,459	200,090
Retained earnings	163,444	159,516
Accumulated other comprehensive loss	(14,757)	(6,695)
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total shareholders’ equity	346,089	343,854

Total liabilities and shareholders’ equity	$423,056	$425,463

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
(in thousands)	September 26, 2015	September 27, 2014
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$3,928	$22,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,022	5,520
Compensation for stock options and restricted stock units	3,791	3,669
Provision for (net recovery of) bad debts	462	(272)
Loss on disposal of assets	877	—
Write-down of inventories	9,560	3,588
Deferred income tax expense (benefit)	556	(5,804)
Income tax benefit from exercise of stock options	(292)	(137)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	17,205	(5,392)
Inventories	(21,693)	(16,553)
Prepaid expenses and other current assets	(5,740)	(3,032)
(Decrease) increase in:
Accounts payable and accrued liabilities	(8,779)	(805)
Customer deposits	(473)	(1,659)
Unearned service revenues	467	2,827

Net cash provided by operating activities	7,891	4,477

INVESTING ACTIVITIES:
Purchases of property and equipment	(8,462)	(10,306)
Payments for intangible assets	(1,751)	(1,080)
Purchase of businesses acquired, net of cash	(12,066)	(1,000)

Net cash used in investing activities	(22,279)	(12,386)

FINANCING ACTIVITIES:
Payments on capital leases	(6)	(6)
Income tax benefit from exercise of stock options	292	137
Proceeds from issuance of stock, net	2,286	2,522

Net cash provided by financing activities	2,572	2,653

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,498)	(2,464)

DECREASE IN CASH AND CASH EQUIVALENTS	(13,314)	(7,720)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	109,289	124,630

CASH AND CASH EQUIVALENTS, END OF PERIOD	$95,975	$116,910

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net (loss) income	$(884)	$11,223	$3,928	$22,527
Currency translation adjustments, net of tax	(3,475)	(7,817)	(8,062)	(7,799)

Comprehensive (loss) income	$(4,359)	$3,406	$(4,134)	$14,728